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                                                                Exhibit (d)(137)

                              FORM OF AMENDMENT TO

                              JANUS INVESTMENT FUND

                          INVESTMENT ADVISORY AGREEMENT

                           JANUS GLOBAL RESEARCH FUND

     THIS AMENDMENT is made this 6th day of July, 2009, between JANUS INVESTMENT FUND, a Massachusetts business trust (the "Trust"), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("JCM").

                                   WITNESSETH

     WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Janus Global Research Fund (the "Fund"), dated December 2, 2004, amended January 1, 2006 and December 31, 2006 (the "Agreement");

     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

     WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "1940 Act")) of any party to the Agreement, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

     WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement on the matter herein; and

     WHEREAS, the share class used for purposed of measuring the investment performance of the Fund has been changed to Class A Shares (waiving the upfront sales load) effective July 6, 2009.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

          1. Schedule A of the Agreement shall be deleted in its entirety and replaced with the following effective July 6, 2009:

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                                   SCHEDULE A
                             PERFORMANCE ADJUSTMENT
              (COMMENCING WITH MONTHLY FEES PAYABLE FOR JULY 2009)

     The Base Fee shall be adjusted monthly based upon the investment performance of one or more share classes of the Fund, as described below, in relation to the cumulative investment record of one or more benchmark indexes over the "Performance Period" (such adjustment being referred to herein as the "Performance Adjustment") as described below. The "Performance Period" is defined as the 36 month period preceding the end of the month for which the fee is being calculated.

     The Russell 1000 Index (the "Prior Index") is the benchmark through December 31, 2006; and the Morgan Stanley Capital International World Growth Index (the "Successor Index") is the benchmark commencing January 1, 2007. Therefore, in calculating the Performance Adjustment for any Performance Period that commenced prior to January 1, 2007, the Prior Index shall be used for that portion of the period preceding that date, and, for any Performance Period that ends after December 31, 2006, the Successor Index shall be used for that portion of the period subsequent to that date.

     The Base Fee of the Fund shall be adjusted based on the investment performance of the Fund's Class A Shares (waiving the upfront sales load) ("Class A Shares") commencing on July 6, 2009. For any measurement period prior to July 6, 2009, the Base Fee for the Fund shall be adjusted based on the initial share class of the Fund ("Initial Shares," and together with Class A Shares, the "Measuring Class of Shares"). Therefore, in calculating the Performance Adjustment for any Performance Period that commences prior to July 6, 2009, the investment performance of the Initial Shares shall be used, and, for any other Performance Period that ends after July 5, 2009, the investment performance of the Class A Shares shall be used for that portion of the period subsequent to that date.

     The Performance Adjustment for any month commencing in January 2007 shall be derived from the difference between: (1) the positive or negative Total Return of the Measuring Class of shares of the Fund over the Performance Period ending at the end of the next preceding month, less (2) the positive or negative percentage change in the benchmark index over that period (or sum of the percentage changes in the benchmark indexes if two benchmarks are used during that period.) If the difference is less than a positive or negative 0.50%, the Fund shall pay the Base Fee for that month, without a Performance Adjustment. If the difference is 0.50% or more, the Fund shall pay the Base Fee plus or minus a Performance Adjustment of 1/12 of 0.0125% (or approximately 0.00104%) for each full positive or negative 0.50% of the Performance Adjustment multiplied by the average daily net assets of the Fund during the Performance Period, provided, however, that a Performance Adjustment for any month shall not exceed 1/12 of ..15% (or 0.0125%) of the average net assets during the Performance Period.

     For purposes of computing the Base Fee and the Performance Adjustment, net assets are averaged over different periods (average daily net assets during the relevant month for the Base Fee versus average daily net assets during the Performance Period for the Performance Adjustment). The Base Fee is calculated and accrued daily. The Performance Adjustment is


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calculated monthly in arrears and is accrued evenly each day throughout the month. The investment advisory fee is paid monthly in arrears.

     The average daily net asset value of the Fund, or any class thereof, shall be determined in the manner set forth in the Trust's Amended and Restated Agreement and Declaration of Trust, Amended and Restated Bylaws and registration statement, each as may be amended from time to time.

     The Total Return of the Measuring Class of Shares of the Fund will be the sum of:

     (1) the change in the net asset value per share of the Measuring Class ("NAV") during the Performance Period; plus

     (2) the value of the per share distributions accumulated on the Measuring Class during the Performance Period; plus

     (3) the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of the Performance Period;

expressed as a percentage of the Fund's NAV per share at the beginning of the Performance Period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the Fund at the NAV in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

     The change in the benchmark index or indexes (or investment record thereof) will be the sum of:

     (1) the change in the level of the index (or the blended change in the level of the indexes, as applicable) during the Performance Period; plus

     (2) the value, computed consistently with the index, of cash distributions made by companies whose securities comprise the index accumulated to the end of the Performance Period (or, as applicable, the value of cash distributions made by companies whose securities comprise the Prior Index, accumulated through December 31, 2006, plus the value of cash distributions made by companies whose securities comprise the Successor Index, accumulated on and after January 1, 2007 to the end of the Performance Period, in each computed consistently with the respective index); expressed as a percentage of the index level at the beginning of the Performance Period. For this purpose, cash distributions on the securities which comprise the index shall be treated as reinvested in the index at least as frequently as the end of each calendar quarter following the payment of the dividend.

     The Trustees have designated the Measuring Class of Shares to be used for purposes of determining the Performance Adjustment for Performance Periods as described in this Schedule


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A. From time to time, the Trustees may, by vote of the Trustees of the Trust voting in person, including a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such parties, determine that a class of shares of the Fund other than the Measuring Class of Shares is the most appropriate for use in calculating the Performance Adjustment. If a different class of shares ("Successor Class") is substituted in calculating the Performance Adjustment, the use of that Successor Class of shares for purposes of calculating the Performance Adjustment may apply to the entire Performance Period so long as such Successor Class was outstanding at the beginning of such period. If the Successor Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which such Successor Class was outstanding and any prior portion of the Performance Period shall be calculated using the class of shares previously designated.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                        JANUS CAPITAL MANAGEMENT LLC


                                        By:
                                            ------------------------------------
                                            Heidi W. Hardin
                                            Senior Vice President, General
                                            Counsel and Secretary


                                        JANUS INVESTMENT FUND


                                        By:
                                            ------------------------------------
                                            Stephanie Grauerholz-Lofton
                                            Vice President, Chief Legal Counsel
                                            and Secretary


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